PETROQUEST ENERGY, INC.
10% SENIOR NOTES DUE 2017

SUBSIDIARY GUARANTORS
_________________________
FOURTH SUPPLEMENTAL INDENTURE
Dated as of February 1, 2016
TO THE INDENTURE
Dated as of August 19, 2010
_________________________
U.S. BANK NATIONAL ASSOCIATION,
as Trustee

FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 1, 2016, to the Indenture, dated as of August 19, 2010 (the “Base Indenture”), among PETROQUEST ENERGY, INC., a Delaware corporation (the “Company”), the Subsidiary Guarantors identified therein (the “Subsidiary Guarantors”) and (iii) U.S. BANK NATIONAL ASSOCIATION (the “Trustee”), as successor trustee to THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee (the “Predecessor Trustee”).
WHEREAS, the Company, the Subsidiary Guarantors and the Predecessor Trustee executed and delivered the Base Indenture and that certain First Supplemental Indenture, dated as of August 19, 2010 (the “First Supplemental Indenture”), providing for the issuance of $150,000,000 aggregate principal amount of the Company’s 10% Senior Notes Due 2017 (the “Initial Notes”);
WHEREAS, the Company, the Subsidiary Guarantors and the Predecessor Trustee executed and delivered that certain Second Supplemental Indenture, dated as of July 3, 2013 (the “Second Supplemental Indenture”), providing for the issuance of $200,000,000 aggregate principal amount of the Company’s unregistered 10% Senior Notes Due 2017 (the “Unregistered Notes”);
WHEREAS, the Company, the Subsidiary Guarantors and the Predecessor Trustee executed and delivered that certain Third Supplemental Indenture, dated as of October 23, 2013 (the “Third Supplemental Indenture” and, together with the Base Indenture, the First Supplemental Indenture, Second Supplemental Indenture and this Supplemental Indenture, the “Indenture”), providing for the exchange and cancellation of $200,000,000 aggregate principal amount of the Unregistered Notes for $200,000,000 aggregate principal amount of Additional Securities, having identical terms, other than the date of issuance and issue price, to the Initial Notes (the “New Notes” and, together with the Initial Notes, the “Notes”);
WHEREAS, $350,000,000 aggregate principal amount of Notes are currently outstanding;
WHEREAS, Section 9.02 of the Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture or the Notes or waive compliance with any provision of the Indenture with the consent of Holders representing at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes), subject to certain exceptions;
WHEREAS, the Company desires to enter into, and has requested the Trustee to join with it and the Subsidiary Guarantors in entering into, this Supplemental Indenture for the purpose of amending the Indenture and the Notes in certain respects and waiving compliance with Section 4.06 of the Indenture as permitted by Section 9.02 of the Indenture;
WHEREAS, the Company has made an offer (the “Exchange Offer”) to the registered Holders of Notes to exchange, upon the terms and subject to the conditions set forth in the Offering Memorandum and Consent Solicitation Statement, dated January 14, 2016 (as amended, modified or supplemented, the “Offer to Exchange”), up to $300 million aggregate principal amount of the outstanding Notes for the Company’s 10% second lien senior secured notes due 2021, shares of common stock of the Company and cash, each in amounts as specified in the Offer to Exchange;
WHEREAS, in conjunction with the Exchange Offer, the Company has also solicited consents from the Holders for certain proposed amendments (the “Proposed Amendments”) to the Indenture and the Notes and a waiver from the Holders with respect to compliance with Section 4.06 of the Indenture (the “Waiver”), which Proposed Amendments and Waiver are contained in this Supplemental Indenture; and
WHEREAS, (i) the Company has received the consent of the Holders of more than a majority in principal amount of the outstanding Notes to the Proposed Amendments and Waiver, all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (ii) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 9.06 of the Indenture and (iii) the Company and the Subsidiary Guarantors have satisfied all other conditions required under Article 9 of the Indenture to enable the Company, the Subsidiary Guarantors and the Trustee to enter into this Supplemental Indenture.
NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:
ARTICLE I
AMENDMENTS TO THE INDENTURE AND THE NOTES
Section 1.1    Amendments to the Indenture and Notes. The Indenture and the Notes are hereby amended by:
(a)    deleting Sections 4.02 (SEC Reports), 4.03 (Limitation on Indebtedness), 4.04 (Limitation on Restricted Payments), 4.05 (Limitation on Restrictions on Distributions from Restricted Subsidiaries), 4.06 (Limitation on Sales of Assets and Subsidiary Stock), 4.07 (Limitation on Affiliate Transactions), 4.08 (Change of Control), 4.09 (Limitation on Liens), 4.10 (Limitation on Sale/Leaseback Transactions), 4.11 (Future Guarantors) and 4.13 (Further Instruments and Acts) of the Indenture and all references thereto in the Indenture and the Notes in their entirety;
(b)    deleting clauses (2), (3) and the immediately following proviso of Section 5.01(a) (Merger and Consolidation) of the Indenture and all references thereto in the Indenture and the Notes in their entirety;
(c)    deleting clauses (2) and (3) of Section 5.01(b) (Merger and Consolidation) of the Indenture and all references thereto in the Indenture and the Notes in their entirety;

(d)    deleting clauses (4), (5), (6) and (9) of Section 6.01 (Events of Default) of the Indenture and all references thereto in the Indenture and the Notes in their entirety;
(e)    deleting Section 6.12 (Waiver of Stay or Extension Laws) of the Indenture and all references thereto in the Indenture and the Notes in their entirety; and
(f)    deleting clauses (3), (4), (5), (6) and (7) of Section 8.02 (Conditions to Defeasance) of the Indenture and all references thereto in the Indenture and the Notes in their entirety.
Section 1.2    Elimination of Certain Defined Terms. Any defined terms appearing in the Indenture and all references thereto that are used solely in the sections, subsections or provisions of the Indenture deleted from the Indenture by virtue of Section 1.1 of this Supplemental Indenture shall be deleted in their entireties from the Indenture and the Securities.
Section 1.3    Additional Amendments. Any and all additional provisions of the Indenture and the Notes are hereby deemed to be amended to reflect the intentions of the amendments provided for in this Article I.
Section 1.4    Compliance Waiver. On June 4, 2015, the Company completed the sale of a majority of its interest in the Woodford and Mississipian Lime for $272 million, subject to customary post-closing purchase price adjustments (the “Woodford and Mississipian Lime Divestiture”). Any existing and future non-compliance under the Indenture arising or resulting from any failure by any person to comply with Section 4.06 of the Indenture with respect to the Woodford and Mississipian Lime Divestiture and any related provisions and definitions are hereby waived.
ARTICLE II
MISCELLANEOUS PROVISIONS
Section 2.1    Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.
Section 2.2    Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument.
Section 2.3    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 2.4    Successors. All agreements of the Company and the Subsidiary Guarantors in this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
Section 2.5    Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Supplemental Indenture via telecopy or other form of electronic transmission.
Section 2.6    Severability. In case any one or more of the provisions in this Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.
Section 2.7    Trustee Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Subsidiary Guarantors, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.
Section 2.8    Effectiveness. The Proposed Amendments and Waiver effected by this Supplemental Indenture shall take effect on the date hereof, provided that each of the parties hereto shall have executed and delivered this Supplemental Indenture; provided, however, that the Proposed Amendments and Waiver shall be operative only upon, and simultaneously with, and shall have no force and effect prior to, the Company’s notification to the Trustee and the Exchange Agent (as defined in the Offer to Exchange) of its acceptance for exchange of at least a majority in aggregate principal amount of the Notes then outstanding in accordance with the terms of the Exchange Offer.
Section 2.9    Supplemental Indenture Controls. In the event there is any conflict or inconsistency between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.
Section 2.10    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.
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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

PETROQUEST ENERGY, INC.

By:   /s/ J. Bond Clement
Name: J. Bond Clement
Title: Executive Vice President, Chief Financial Officer and Treasurer

PETROQUEST ENERGY, L.L.C.

By:   /s/ J. Bond Clement
Name: J. Bond Clement
Title: Executive Vice President, Chief Financial Officer and Treasurer

TDC ENERGY LLC

By:   /s/ J. Bond Clement
Name: J. Bond Clement
Title: Executive Vice President, Chief Financial Officer and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:   /s/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President

[Signature Page to Fourth Supplemental Indenture]